Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Aratana Therapeutics, Inc. of our report dated December 19, 2013, relating to our audits of Vet Therapeutics, Inc.’s financial statements as of September 30, 2013 and December 31, 2012, and for the nine month period ended September 30, 2013 and the year ended December 31, 2012, incorporated by reference in this Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

San Diego, California

July 14, 2014